                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                         WESLEY JESSEN VISIONCARE, INC.

                                       AT

                              $34.00 NET PER SHARE

                                       BY

                             DYLAN ACQUISITION INC.
                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                           BAUSCH & LOMB INCORPORATED

------------------------------------------------------------

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY,
   APRIL 28, 2000, UNLESS THE OFFER IS EXTENDED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS.
--------------------------------------------------------------------------------

A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES (II) THROUGH
(III). YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

                             ---------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                            WARBURG DILLON READ LLC

April 3, 2000

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                    --------
Summary of the Offer..............................................     ii

Introduction......................................................      1

  1.  Terms of The Offer..........................................      2

  2.  Acceptance for Payment and Payment..........................      4

  3.  Procedures for Accepting the Offer and Tendering Shares.....      5

  4.  Withdrawal Rights...........................................      7

  5.  Material U.S. Federal Income Tax Consequences...............      8

  6.  Price Range of the Shares; Dividends........................      8

  7.  Possible Effects of the Offer on the Market for the Shares;
      Stock Quotation; Securities Exchange Act Registration;
      Margin Regulations..........................................      9

  8.  Information Concerning Wesley Jessen........................     11

  9.  Information Concerning Bausch & Lomb and the Purchaser......     13

      Background of the Offer; Contacts with Wesley Jessen........     14
 10.

      Purpose of the Offer; Statutory Requirements; Approval of
 11.  the Merger; Appraisal Rights; Plans for Wesley Jessen.......     18

      Source and Amount of Funds..................................     19
 12.

      Dividends and Distributions.................................     20
 13.

      Conditions of the Offer.....................................     20
 14.

      Legal Matters; Required Regulatory Approvals................     24
 15.

      Fees and Expenses...........................................     26
 16.

      Miscellaneous...............................................     27
 17.

Schedule 1--Directors and Executive Officers of Bausch & Lomb and the Purchaser

                              SUMMARY OF THE OFFER

PRINCIPAL TERMS

    - Bausch & Lomb Incorporated, through its wholly owned subsidiary, Dylan Acquisition Inc., is offering to buy all outstanding shares of Wesley Jessen VisionCare, Inc. common stock. The tender price is $34.00 per share in cash. Tendering stockholders will not have to pay brokerage fees or commissions.

    - The offer is the first step in our plan to acquire all of the outstanding Wesley Jessen shares. We intend, promptly after completion of the offer, to seek to have Wesley Jessen consummate a merger with a wholly owned subsidiary in which each remaining Wesley Jessen share (except for shares owned by Wesley Jessen or by Bausch & Lomb or by stockholders who perfect their appraisal rights under Delaware law) would be converted into $34.00 in cash. Wesley Jessen stockholders whose shares are not purchased in the offer will have appraisal rights in the merger.

    - The offer will expire at 12:00 midnight, Eastern time, on Friday, April 28, 2000, unless we extend the offer.

    - If we decide to extend the offer, we will issue a press release giving the new expiration date no later than 9:00 a.m., Eastern time, on the first business day after the previously scheduled expiration of the offer.

CONDITIONS

    We are not required to complete the offer and purchase any Wesley Jessen shares unless:

    - at least a majority of the total number of outstanding Wesley Jessen shares on a fully diluted basis are validly tendered and not withdrawn prior to the expiration of the offer,

    - we receive U.S. federal and foreign government clearances for the offer,

    - the merger agreement, stock option agreement granted by Wesley Jessen and any related agreements between Wesley Jessen and Ocular Sciences have been terminated without any fee or other obligation paid or owing under or as a result of those agreements other than any payment of fees required to be made in accordance with those agreements as filed prior to April 3, 2000,

    - we are satisfied, in our sole discretion, that Section 203 of the Delaware law is inapplicable to the acquisition of Wesley Jessen shares and any subsequent business transaction involving Bausch & Lomb and Wesley Jessen, including the merger, and

    - Wesley Jessen's preferred share purchase rights are redeemed by the Wesley Jessen board of directors or we are satisfied, in our sole discretion, that the rights are inapplicable to the offer and any subsequent business transaction involving Bausch & Lomb and Wesley Jessen, including the merger.

    Other conditions to the offer are described at pages 20 through 24. The offer is not conditioned on Bausch & Lomb obtaining financing.

PROCEDURES FOR TENDERING

    If you wish to accept the offer, this is what you must do:

    - If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed letter of transmittal and send it with your stock certificate to the depositary for the offer or follow the procedures described in this document for book-entry transfer. These materials must reach the depositary before the offer expires. Detailed instructions are contained in the letter of transmittal and on pages 5 through 7 of this document.

    - If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your Wesley Jessen shares using the enclosed notice of guaranteed delivery. Please call our information agent, MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or (800) 322-2885
      (toll-free) for assistance. See page 6 for further details.

    - If you hold your Wesley Jessen shares through a broker or bank, you should contact your broker or bank and give instructions that your Wesley Jessen shares be tendered.

WITHDRAWAL RIGHTS

    - If, after tendering your Wesley Jessen shares in the offer, you decide that you do NOT want to accept the offer, you can withdraw your shares by instructing the depositary before the offer expires. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See pages 7 and 8 for further details.

SUBSEQUENT OFFERING PERIOD

    - After the expiration, if the conditions have been satisfied or waived but not 100% of Wesley Jessen shares have been tendered, we may give Wesley Jessen stockholders that have not already tendered in the offer another opportunity to tender at the same price in a subsequent offering period.

    - Any subsequent offering period will begin on the day we announce that we have purchased Wesley Jessen shares in the offer and will last for between three and 20 business days. We may extend the subsequent offering period, but it will not last more than 20 business days in total.

    - There will be no withdrawal rights in the subsequent offering period.

RECENT WESLEY JESSEN TRADING PRICES; SUBSEQUENT TRADING

    - The closing price for Wesley Jessen shares was $24.88 on March 22, 2000, the last trading day before we announced our proposal to acquire Wesley Jessen. Before deciding whether to tender, you should obtain a current market quotation for Wesley Jessen shares.

    - If the offer is successful, the Wesley Jessen shares may continue to be traded on The NASDAQ Stock Market until the time of the merger, although we expect trading volume to be below its pre-offer level.

FURTHER INFORMATION

    - If you have questions about the offer, you can call:


Our Information Agent:
MacKenzie Partners, Inc.
Call Collect:                          (212) 929-5550
Toll Free:                             (800) 322-2885

Our Dealer Manager:
Warburg Dillon Read LLC
Call Collect:                          (212) 821-6694

To: All Holders of Shares of Common Stock of Wesley Jessen VisionCare, Inc.

                                  INTRODUCTION

    Dylan Acquisition Inc. (the "Purchaser"), a wholly owned New York subsidiary of Bausch & Lomb Incorporated, a New York corporation ("Bausch & Lomb"), is offering to purchase all outstanding shares of common stock, par value $.01 per share, of Wesley Jessen VisionCare, Inc., a Delaware corporation ("Wesley Jessen"), together with the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of November 16, 1999, between Wesley Jessen and American Securities Transfer & Trust, Inc., as Rights Agent, at a purchase price of $34.00 per share, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (which together, and with any amendments or supplements, constitute the "Offer"). As used in this document, the term "Share" means a share of Wesley Jessen common stock, together with the associated rights. The term "Offer" includes any subsequent offering period, as described in Section 1.

    You will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the letter of transmittal, stock transfer taxes on the purchase of Shares in the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the letter of transmittal, you may be subject to a required backup U.S. federal income tax withholding of 31% of the gross proceeds payable to you. SEE SECTION 3. We will pay all charges and expenses of Warburg Dillon Read LLC, as Dealer Manager, Wilmington Trust Company, as Depositary, and MacKenzie Partners, Inc., as Information Agent, incurred in connection with the Offer. SEE SECTION 16.

    We will not be required to purchase any Shares unless at least a majority of the total number of outstanding Shares on a fully diluted basis (including the exercise of all outstanding Wesley Jessen options) are validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"). We reserve the right (subject to the applicable rules and regulations of the Securities and Exchange Commission), to amend the Offer in any respect including, without limitation, to waive or reduce the Minimum Condition and to elect to purchase a smaller number of Shares. We also will not be required to purchase any Shares unless we are satisfied, in our sole discretion, that the merger agreement (to the extent filed with the SEC as of April 3, 2000, the "OS Merger Agreement"), stock option agreement granted by Wesley Jessen (to the extent filed with the SEC as of April 3, 2000, the "OS Stock Option") and any related agreements between Wesley Jessen and Ocular Sciences, Inc., a Delaware corporation ("Ocular Sciences"), have been terminated without any fee or other obligation paid or owing other than any payment of fees required to be made in accordance with the terms of those agreements (the "Ocular Condition") and also that the rights have been redeemed by the Wesley Jessen board of directors or that we are satisfied, in our sole discretion, that the rights are inapplicable to the Offer and any subsequent business transaction involving Bausch & Lomb and Wesley Jessen, including the Merger (the "Rights Condition"). The Offer is also subject to certain other terms and conditions. SEE SECTIONS 1, 14, AND 15.

    Following the consummation of the Offer, we intend to seek to have Wesley Jessen consummate a merger with the Purchaser or its subsidiary (the "Merger"). In the Merger, each outstanding Share that is not owned by us (other than Shares owned by Wesley Jessen or held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $34.00 net in cash. Section 5 below describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

    On March 27, 2000, Bausch & Lomb delivered a notice to Wesley Jessen of its intent to nominate three independent directors, William Balderston III, Joseph
P. Clayton and Charles I. Plosser, for election to the three positions on the Wesley Jessen board to be filled at the Wesley Jessen Annual Meeting of Stockholders for 2000. On the same date, at the request of Bausch & Lomb, Cede & Co. delivered a similar notice to Wesley Jessen.

    THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO ANY MEETING OF WESLEY JESSEN STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH

SOLICITATION THAT BAUSCH & LOMB OR THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF
SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

    THE OFFER IS CONDITIONED UPON THE FULFILLMENT OF THE CONDITIONS DESCRIBED IN
SECTION 14. THE INITIAL OFFERING PERIOD OF THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, APRIL 28, 2000, UNLESS WE EXTEND IT.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, Eastern time, on Friday, April 28, 2000, unless we, in our sole discretion, extend the period of time for which the initial offering period of the Offer is open, in which case the term "Expiration Date" will mean the time and date at which the initial offering period of the Offer, as so extended, will expire.

    Upon the terms and subject to the conditions of the Offer, we will purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer. If, at the Expiration Date, the conditions to the Offer described in Section 14 have not been satisfied or earlier waived, then we may extend the Expiration Date for an additional period or periods of time by giving oral or written notice of the extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw Shares. SEE SECTION 4.

    Subject to the applicable regulations of the SEC, we also reserve the right, in our sole discretion, at any time or from time to time, to (a) delay purchase of or, regardless of whether we previously purchased any Shares, payment for any Shares pending receipt of any regulatory or governmental approvals specified in
Section 15; (b) terminate the Offer (whether or not any Shares have previously been purchased) if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14; and
(c) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary and, other than in the case of any waiver, by making a public announcement thereof. We acknowledge (1) that Rule 14e-1(c) under the Securities Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (2) that we may not delay purchase of, or payment for (except as provided in clause (a) of the preceding sentence), any Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open.

    The rights we reserve in the preceding paragraph are in addition to our rights pursuant to Section 14. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable, by a public announcement. An announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    As of the date of this Offer to Purchase, the rights do not trade separately. Accordingly, by tendering Shares, you are automatically tendering a similar number of rights. If, however, the rights detach and separate certificates evidencing the rights are issued, tending stockholders will be required to deliver rights certificates with the Shares.

    If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, we decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, we will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION, THE RIGHTS CONDITION AND THE OCULAR CONDITION.

    Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), and the other conditions set forth in Section 14. We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, we may, in the exercise of our good faith judgment, elect to (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer; (b) waive all of the unsatisfied conditions and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Shares so tendered; or (c) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. In the event that we waive any condition set forth in
Section 14, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that we disseminate information concerning such waiver.

    We have made requests to Wesley Jessen, pursuant to Rule 14d-5 under the Securities Exchange Act, for use of Wesley Jessen's stockholder list and security position listings for purposes of disseminating the Offer to holders of Shares.

    THE OFFER AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    SUBSEQUENT OFFERING PERIOD. We reserve the right (but are not obligated), in accordance with the applicable rules and regulations of the SEC, to provide a subsequent offering period of three business days to 20 business days after the expiration of the initial offering period of the Offer and our purchase of Shares tendered in the Offer. A subsequent offering period would give stockholders that do not tender in the initial offering period of the Offer another opportunity to tender their Shares and receive the same offer price.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

    Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of the Offer as so extended or amended), we will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (as permitted by Section 4) prior to the Expiration Date (or the expiration of the subsequent offering period, as the case may be) promptly after the later of (a) the Expiration Date (or, in the case of the subsequent offering period, the valid tender of Shares) and (b) the satisfaction or waiver of the conditions to the Offer set forth in
Section 14. SEE SECTION 14. In addition, subject to applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in
Section 15.

    For information with respect to approvals that we are required to obtain prior to the completion of the Offer, including under the HSR Act and other laws and regulations, see Section 15.

    In all cases, we will pay for Shares purchased in the Offer or the subsequent offering period only after timely receipt by the Depositary of
(a) certificates representing the Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Shares and, if the Distribution Date (as defined below) occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated rights into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3; (b) the appropriate letter of transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the letter of transmittal requires.

    The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

    For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer or the subsequent offering period will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to validly tendering Wesley Jessen stockholders.

    UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR
     SHARES.

    If we do not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit certificates representing more Shares than you wish to tender, we will return certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE PRICE OFFERED TO HOLDERS OF SHARES IN THE OFFER, WE WILL PAY THE INCREASED PRICE TO ALL HOLDERS OF SHARES THAT WE PURCHASE IN THE OFFER OR THROUGH THE MERGER, WHETHER OR NOT THE SHARES WERE TENDERED BEFORE THE INCREASE IN PRICE.

    We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDER OF SHARES. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the letter of transmittal (or a facsimile thereof), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents that the letter of transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase and you must deliver share certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below, and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date or the expiration of the subsequent offering period, as the case may be, or (b) you must comply with the guaranteed delivery procedures set forth below.

    THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND SOLE RISK, AND DELIVERY WILL BE CONSIDERED MADE ONLY WHEN THE DEPOSITARY ACTUALLY RECEIVES THE CERTIFICATES. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Depositary must receive the letter of transmittal (or a facsimile thereof), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date or the expiration of the subsequent offering period, as the case may be, or you must comply with the guaranteed delivery procedure set forth below.

    DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution") must guarantee signatures on all letters of transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the letter of transmittal, or (b) for the account of an Eligible Institution. SEE INSTRUCTION 1 OF THE LETTER OF TRANSMITTAL.

    If the certificates are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the letter of transmittal. SEE INSTRUCTIONS 1 AND 5 OF THE LETTER OF TRANSMITTAL.

    If the certificates are forwarded separately to the Depositary, a properly completed and duly executed letter of transmittal (or a facsimile thereof) must accompany each delivery of share certificates.

    GUARANTEED DELIVERY. If you want to tender Shares in the Offer and your share certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

        (a) your tender is made by or through an Eligible Institution;

        (b) the Depositary receives, as described below, a properly completed and signed notice of guaranteed delivery, substantially in the form made available by us, on or before the Expiration Date; and

        (c) the Depositary receives the share certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed letter of transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the letter of transmittal within three trading days after the date of execution of the notice of guaranteed delivery.

    You may deliver the notice of guaranteed delivery by hand or mail or by facsimile transmission to the Depositary. The notice of guaranteed delivery must include a guarantee by an Eligible Institution in the form set forth in the notice of guaranteed delivery and a representation that you own the Shares being tendered within the meaning of Rule 14e-4 under the Securities Exchange Act. Guaranteed delivery procedures are not available in the subsequent offering period.

    Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of share certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed letter of transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate letter of transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when the Depositary receives certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary's account at a Book-Entry Transfer Facility.

    BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING. Under the backup U.S. federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to those stockholders pursuant to the Offer or the Merger. To prevent backup U.S. federal income tax withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup U.S. federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

    APPOINTMENT AS PROXY. By executing the letter of transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the letter of transmittal, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

    Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. None of Bausch & Lomb, the Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other individual or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    Our acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

    Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date, and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after June 1, 2000. You may not withdraw Shares during any subsequent offering period. SEE SECTION 1.

    If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to our rights set forth in this Offer to Purchase and subject to applicable law, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if certificates have been tendered) the name of the registered holder of the Shares as shown on the certificate, if different from your name. If certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date or the expiration of the subsequent offering period, as the case may be, by following any of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Bausch & Lomb, the Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

    Your receipt of cash for Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer, you would generally recognize gain or loss equal to the difference between the amount of cash received and your tax basis for the Shares that you sold or exchanged. That gain or loss will be capital gain or loss (assuming you hold your Shares as a capital asset), and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held the Shares for more than one year or will be short term if, as of such date, you have held the Shares for one year or less.

    The discussion above may not be applicable to certain types of stockholders, including stockholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as insurance companies, tax-exempt entities and regulated investment companies).

    THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS.

    The Shares are traded on The NASDAQ Stock Market under the symbol "WJCO." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on The NASDAQ Stock Market.

                         WESLEY JESSEN VISIONCARE, INC.

                                                                HIGH       LOW
                                                              --------   --------
FISCAL 1997
First Quarter (from February 13, 1997)......................   $16.75     $14.63
Second Quarter..............................................    25.88      13.00
Third Quarter...............................................    31.00      22.50
Fourth Quarter..............................................    39.63      26.00

FISCAL 1998
First Quarter...............................................   $40.25     $31.38
Second Quarter..............................................    35.63      18.19
Third Quarter...............................................    26.38      16.13
Fourth Quarter..............................................    28.25      16.13

FISCAL 1999
First Quarter...............................................   $28.13     $20.25
Second Quarter..............................................    35.50      25.00
Third Quarter...............................................    33.25      26.88
Fourth Quarter..............................................    40.94      25.31

FISCAL 2000
First Quarter...............................................   $40.00     $22.00

    Wesley Jessen has not paid quarterly dividends during the periods represented above. On March 22, 2000, the last full day of trading before we announced our proposal to acquire Wesley Jessen, the reported closing price on The NASDAQ Stock Market for the Shares was $24.88 per share.

    STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; SECURITIES EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

    STOCK QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. ("NASD") for continued inclusion in The NASDAQ Stock Market, which require, among other things, that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1,000,000. If these standards are not met, the Shares might nevertheless continue to be included in The NASDAQ Stock Market with quotations published in the NASDAQ "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for The NASDAQ Stock Market reporting and The NASDAQ Stock Market would cease to provide any quotations. Shares held, directly or indirectly, by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to Wesley Jessen's latest Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as of March 15, 2000, there were 17,620,087 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in The NASDAQ Stock Market or in any other tier of The NASDAQ Stock Market and the Shares are no longer included in The NASDAQ Stock Market or in any other tier of The NASDAQ Stock Market, as the case may be, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements for continued inclusion in any tier of The NASDAQ Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Securities Exchange Act, as described below, and other factors.

    SECURITIES EXCHANGE ACT REGISTRATION. The Shares currently are registered under the Securities Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Securities Exchange Act. Registration of the Shares may be terminated upon application by Wesley Jessen to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Securities Exchange Act would substantially reduce the information that Wesley Jessen is required to furnish to stockholders and the SEC, and would make certain provisions of the Securities Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to Wesley Jessen. If the Shares are no longer registered under the Securities Exchange Act, the requirements of Rule 13e-3 under the Securities Exchange Act with respect to "going private" transactions would no longer be applicable to Wesley Jessen. In addition, the ability of "affiliates" of Wesley Jessen and persons holding "restricted securities" of Wesley Jessen to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Securities Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or reporting on The NASDAQ Stock Market. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Securities Exchange Act, and it would be our intention to seek that Wesley Jessen make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

    If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Securities Exchange Act and the listing of the Shares on The NASDAQ Stock Market will be terminated following the completion of the Merger.

    MARGIN REGULATIONS. The Shares currently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("purpose loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for purpose loans made by brokers. In addition, if registration of the Shares under the Securities Exchange Act were terminated, the Shares would no longer constitute margin securities.

8.  INFORMATION CONCERNING WESLEY JESSEN.

    Wesley Jessen is a Delaware corporation with its principal executive offices located at 333 East Howard Avenue, Des Plaines, Illinois 60018-5903, telephone number: (847) 294-3000.

    The following description of Wesley Jessen and its business has been taken from Wesley Jessen's Annual Report on Form 10-K for the year ended December 31, 1999 and filed with the SEC and is qualified in its entirety by reference to Wesley Jessen's Form 10-K:

    Wesley Jessen is the leading worldwide developer, manufacturer and marketer of specialty soft contact lenses, based on its share of the specialty lens market. Wesley Jessen's products include cosmetic lenses, which change or enhance the wearer's eye color appearance; toric lenses, which correct vision for people with astigmatism; and premium lenses, which offer value-added features, such as improved comfort for dry eyes and protection from ultra violet light. Wesley Jessen offers a broad range of both conventional contact lenses, which typically can be used for up to 24 months, and disposable contact lenses, which are intended to be replaced at least every two weeks. Wesley Jessen was founded in 1946.

    Wesley Jessen develops proprietary technologies, manufacturing processes and products through a combination of its in-house staff of more than 100 engineers and scientists and Wesley Jessen-sponsored research by third-party experts. Wesley Jessen is among the largest advertisers in the industry, and markets and sells its products to consumers through advertising campaigns and to eyecare practitioners through its salesforce and network of independent distributors, which, together, sell Wesley Jessen products in more than 75 countries.

    PREFERRED SHARE PURCHASE RIGHTS.

    The following description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement which is filed as exhibit 1.1 to Wesley Jessen's registration statement on Form 8-A filed with the SEC on November 22, 1999.

    On November 16, 1999, the Wesley Jessen board authorized the issuance of one right for each outstanding Share. Each right entitles the registered holder to purchase from Wesley Jessen one one-thousandth of a share of Junior Participating Preferred Stock, Series A, par value $.01 per share, of Wesley Jessen (the "Preferred Shares") at a price of $180.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment.

    The rights will be evidenced by share certificates and not by separate certificates until the earlier to occur of (a) the tenth day after a person or group other than certain exempt persons (an "Acquiring Person"), together with persons affiliated or associated with that Acquiring Person, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Shares (a "Triggering Event") and (b) the tenth business day (subject to delay by action of the Wesley Jessen board in certain cases) after the commencement or public disclosure of an intention to commence a tender offer or exchange offer by a person other than an exempt person if, upon consummation of the offer, such person could acquire beneficial ownership of 15% or more of the outstanding Shares (the earlier of such dates being called the "Distribution Date"). Bausch & Lomb believes that the Wesley Jessen board is obligated by its fiduciary duties to delay the Distribution Date in respect of the Offer and make public disclosure thereof.

    Until the Distribution Date (or earlier redemption, exchange or expiration of the rights), the rights will be transferred with and only with the Shares. As soon as practicable following the Distribution Date, separate certificates evidencing the rights will be mailed to holders of record of the Shares as of the close of business on the Distribution Date, and those separate right certificates alone will evidence the rights.

    The rights will first become exercisable after the Distribution Date (unless sooner redeemed or exchanged). Until a right is exercised, the holder of that right, as such, will have no rights as a stockholder of Wesley Jessen, including, without limitation, the right to vote or to receive dividends. The rights will expire at the close of business on November 26, 2009, unless earlier redeemed or exchanged by Wesley Jessen as described below.

    In the event that a person becomes an Acquiring Person, each right (other than rights that are or were beneficially owned by the Acquiring Person and certain related persons and transferees, which will thereafter be void) shall, thereafter, be exercisable not for Preferred Shares, but for a number of Shares having a market value of two times the exercise price of the right. In the event that, at the time or after a person becomes an Acquiring Person, Wesley Jessen is involved in a merger or other business combination in which (a) Wesley Jessen is not the surviving corporation, (b) Shares are changed or exchanged, or
(c) 50% or more of Wesley Jessen's consolidated assets or earning power are sold, then each right (other than rights that are or were owned by the Acquiring Person and certain related persons and transferees, which will thereafter be void) shall thereafter be exercisable for a number of shares of common stock of the acquiring company having a market value of two times the exercise price of the right.

    In addition, at any time after a person has become an Acquiring Person, but before a person has acquired beneficial ownership of 50% or more of the outstanding Shares, Wesley Jessen may elect to exchange all or part of the rights (excluding void rights held by an Acquiring Person and certain related persons and transferees) for Shares on a one-for-one basis.

    The Purchase Price payable, and the number and kind of securities, cash or other property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend or distribution on, or a subdivision or combination of, the Shares, (b) upon the grant to holders of the Shares of rights, options or warrants to subscribe for Shares or securities convertible into Shares at less than the current market price, (c) upon the distribution to holders of the Shares of securities, cash, evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings) and (d) in connection with recapitalizations of Wesley Jessen or reclassifications of the Shares.

    No fractional Preferred Shares will be issued (other than fractions that are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of Wesley Jessen, be evidenced by depositary receipts) and, in lieu of those fractional Preferred Shares, Wesley Jessen will make an adjustment in cash based on the market price of the Preferred Shares on the last trading date prior to the date of exercise.

    At any time prior to the earlier of (a) the tenth day after the public announcement that a person has become an Acquiring Person and (b) November 26, 2009, the Wesley Jessen board may redeem the rights in whole, but not in part, at a price of $0.001 per right (the "Redemption Price"). The Redemption Price will be payable in cash, Shares (including fractional shares) or any other form of consideration deemed appropriate by the Wesley Jessen board. Immediately upon action of the Wesley Jessen board ordering redemption of the rights, the ability of holders to exercise the rights will terminate and the only rights of such holders will be to receive the Redemption Price.

    At any time prior to the public announcement that a person has become an Acquiring Person, the Wesley Jessen board may amend or supplement the rights agreement without the approval of the rights agent or any holder of the rights. Thereafter, the rights agreement may not be amended or changed in any manner that would adversely affect the interests of the holders of the rights (other than an Acquiring Person or an affiliate or associate of that Acquiring Person).

    The OS Merger Agreement recites that the rights agreement has been amended to render it inapplicable to the transactions contemplated by the OS Merger Agreement and the OS Stock Option.

    The Offer is conditioned upon the rights having been redeemed by the Wesley Jessen board or Bausch & Lomb and the Purchaser being satisfied, in their sole discretion, that the rights are inapplicable to the Offer and any subsequent business transaction involving Bausch & Lomb and Wesley Jessen, including the Merger.

    Unless the Rights Condition is satisfied, Wesley Jessen shareholders will be required to tender one right for each Share tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 2. Unless the Distribution Date occurs, a tender of Shares will also constitute a tender of the rights.

    The Purchaser and Bausch & Lomb believe that, under the circumstances of the Offer and under applicable law, the Wesley Jessen board has a fiduciary obligation to redeem the rights (or amend the rights agreement to make the rights inapplicable to the Offer and the Merger), and the Purchaser is hereby requesting that the Wesley Jessen board do so. However, there can be no assurance that the Wesley Jessen board will redeem the rights (or amend the rights agreement).

    INFORMATIONAL REQUIREMENTS. Wesley Jessen files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Wesley Jessen's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at HTTP://WWW.SEC.GOV.

    Although we have no knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of information contained in this Offer with respect to Wesley Jessen or any of its subsidiaries or affiliates or for any failure by Wesley Jessen to disclose events that may have occurred or may affect the significance or accuracy of any such information.

9.  INFORMATION CONCERNING BAUSCH & LOMB AND THE PURCHASER.

    Bausch & Lomb is a New York corporation with principal executive offices located at One Bausch & Lomb Place, Rochester, New York 14604-2701, telephone number: (716) 338-6000. Bausch & Lomb is a leader in the development, manufacture and marketing of healthcare products for the eye.

    The Purchaser's principal executive offices are located care of Bausch & Lomb at One Bausch & Lomb Place, Rochester, New York 14604-2701. The Purchaser is a newly formed New York corporation and a wholly owned subsidiary of Bausch & Lomb. The Purchaser has not conducted any business other than in connection with the Offer and the Merger.

    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Bausch & Lomb and the Purchaser are set forth in
Schedule I to this Offer to Purchase.

    Bausch & Lomb is subject to the information and reporting requirements of the Securities Exchange Act, and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Bausch & Lomb's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and Bausch & Lomb stock options granted to them), the principal holders of Bausch & Lomb's securities, any material interests of such persons in transactions with Bausch & Lomb and certain other matters is required to be disclosed in proxy statements and annual reports distributed to stockholders and filed with the SEC. You may inspect or copy these reports, proxy statements and other information at the SEC's public reference facilities and they should also be available for inspection in the same manner as set forth with respect to Wesley Jessen in Section 8.

    On March 24, 2000, Bausch & Lomb purchased 100 Shares at $33.63 per share and 100 Shares at $34.13 per share through ordinary brokerage transactions on The NASDAQ Stock Market (100 of which are held of record by and beneficially owned by Bausch & Lomb, and 100 of which are beneficially owned by Bausch & Lomb and held of record by Cede & Co., as nominee of The Depositary Trust Company). Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (a) neither Bausch & Lomb nor, to Bausch & Lomb's knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Bausch & Lomb or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Wesley Jessen; (b) neither Bausch & Lomb nor, to Bausch & Lomb's knowledge, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of Wesley Jessen during the past 60 days; (c) neither Bausch & Lomb nor, to Bausch & Lomb's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Wesley Jessen (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Bausch & Lomb or any of Bausch & Lomb's subsidiaries or, to Bausch & Lomb's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Wesley Jessen or any of its executive officers, directors or affiliates, on the other hand; and (e) during the two years prior to the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Bausch & Lomb or any of Bausch & Lomb's subsidiaries or, to Bausch & Lomb's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Wesley Jessen or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. BACKGROUND OF THE OFFER; CONTACTS WITH WESLEY JESSEN.

    As part of the continuous evaluation of its businesses and plans, Bausch & Lomb regularly considers a variety of strategic options and transactions. In recent years, as part of this process, Bausch & Lomb has evaluated various alternatives for expanding its contact lens business, including the advisability of an acquisition, and has, from time to time, analyzed opportunities for consolidation in the contact lens industry and discussed such matters with its board of directors.

    In mid-November 1999, a financial advisor representing Wesley Jessen inquired as to Bausch & Lomb's interest in discussing a possible business combination with Wesley Jessen. On November 30, 1999, the same financial advisor inquired again, this time in writing, as to Bausch & Lomb's interest in a meeting with Mr. Kevin Ryan, Chairman and Chief Executive Officer of Wesley Jessen, to discuss possible strategic actions with Wesley Jessen. In response, Mr. Alan Farnsworth, Vice President--Business Development of Bausch & Lomb, contacted Mr. Ryan directly to confirm that Mr. William Carpenter, Chairman and Chief Executive Officer of Bausch & Lomb, would be interested in meeting with Mr. Ryan. Messrs. Carpenter and Ryan met on February 3, 2000 in Rochester, New York. At this meeting, Messrs. Carpenter and Ryan had a general discussion about whether to pursue discussions of a business combination, with Mr. Carpenter stating that Bausch & Lomb required that any transaction be nondilutive to Bausch & Lomb. They concluded that mutual interest in pursuing discussions existed.

    Thereafter, in mid-February 2000, Messrs. Carpenter and Ryan agreed to convene a small working group to discuss potential synergies achievable in a business combination. This small working group, consisting of Mr. Farnsworth, Mr. Carl Sassano, President and Chief Operating Officer of Bausch &

Lomb, Mr. Efrain Rivera, Vice President and Controller of Bausch & Lomb's Global Vision Care business, Mr. Ryan and Mr. Edward Kelley, Vice President-Finance and Chief Financial Officer of Wesley Jessen, met on February 28, 2000 to explore potential synergies in a possible transaction. The meeting went well, and the group concluded that, on a preliminary basis, approximately $30 million of annual cost savings might be achievable. Contemporaneously with this meeting, Bausch & Lomb and Wesley Jessen entered into a confidentiality agreement.

    Bausch & Lomb considered that these preliminary discussions had gone well and were an appropriate basis to pursue a business combination. Bausch & Lomb's internal review led it to the conclusion that an acquisition of Wesley Jessen would be highly desirable for both companies. A Bausch & Lomb/Wesley Jessen combination would be pro-competitive because the combined company could offer a broader line of products on a cost-effective basis and would, therefore, be a stronger participant in the highly competitive global market. Moreover, because of Bausch & Lomb's strong financial position, it would be able to offer a cash transaction at a substantial premium without exposing Wesley Jessen to any financing uncertainty or contingency.

    Accordingly, on March 7, 2000, Mr. Carpenter called Mr. Ryan to report his conclusion that the meeting had gone well, that there appeared to be a strong fit between Bausch & Lomb and Wesley Jessen, and to recommend that the parties move ahead on further due diligence and discussions of a business combination. Mr. Carpenter stated that a business combination would need to be a cash transaction that was nondilutive to Bausch & Lomb. He stated further that, while Bausch & Lomb would have to "stretch" to do so, Bausch & Lomb would offer a cash transaction in the high $30s range on a per-share basis for Wesley Jessen if the parties could continue the collaborative efforts, find further synergies and assure the business fit. Mr. Carpenter added that the process could be concluded rapidly. Mr. Ryan stated that he would consider the matter, speak to his board and get back to Mr. Carpenter.

    Mr. Carpenter did not hear from Mr. Ryan again until March 13, 2000. On March 13, Mr. Ryan asked Mr. Carpenter to confirm what Mr. Carpenter had said on March 7, 2000, which Mr. Carpenter did. Mr. Ryan again stated he would get back to Mr. Carpenter.

    On March 20, 2000, Wesley Jessen and Ocular Sciences announced that the two companies had entered into an agreement to combine the two companies in an at-market, no premium transaction. Bausch & Lomb was surprised by this announcement because, despite the strong business fit of Bausch & Lomb with Wesley Jessen, Wesley Jessen had apparently agreed to a transaction providing for significantly inferior value to Wesley Jessen shareholders compared to the transaction discussed with Bausch & Lomb and had done so without getting back to Bausch & Lomb, completing the process with Bausch & Lomb, or informing Bausch & Lomb that an alternative transaction was under consideration. Therefore, on March 23, 2000, Bausch & Lomb, with the strong support of the Bausch & Lomb board, sent the following letter to Wesley Jessen and made public release of its interest in Wesley Jessen, including the letter. Mr. Carpenter phoned Mr. Ryan shortly prior to the release to inform him of the letter but was unable to reach Mr. Ryan.

                                          March 23, 2000
    Mr. Kevin Ryan
    Chairman, President and Chief Executive Officer
    Wesley Jessen VisionCare Inc.
    333 East Howard Avenue
    Des Plaines, IL 60018-5903

    Dear Kevin:

        As I am sure you can appreciate, we at Bausch & Lomb were surprised and disappointed to read in the news on Monday morning that Wesley Jessen had entered into an at-market transaction with Ocular Sciences. In light of our discussions over the past few weeks with you and the clear willingness we demonstrated to pay a substantial premium to the shareholders of Wesley Jessen, we fail to understand why you would enter into a business combination transaction without any premium to the shareholders of Wesley Jessen, rather than a transaction with Bausch & Lomb which not only makes greater business sense for your company but offers vastly superior economics to your shareholders.

        Based upon the persuasive business rationale for combining our companies and on the exciting synergy opportunities presented, both of which you and your team embraced emphatically at our meeting on February 28, 2000, we have concluded that the strategic and financial advantages of combining our two companies are too compelling to ignore. We believe that the interests of every Wesley Jessen constituency would be enhanced by a transaction with Bausch & Lomb: your shareholders would obtain the best possible price for their shares in the company, your customers would reap the benefits of our complementary product offerings and heightened efficiencies, and your business partners, suppliers and the communities you support would enjoy a continued and strengthened relationship with a stronger, dynamic and creative company, a proven global leader in the vision care field. In addition, we have developed great respect for your management, and believe that the management teams and employees of both of our companies will have the opportunities and benefits associated with being part of a larger, stronger and more diversified company.

        Accordingly, Bausch & Lomb is offering to acquire Wesley Jessen in a cash transaction in which your shareholders would receive $34 in cash for each share they own, or approximately $600 million in total consideration. This price represents approximately a 37% premium to Wesley Jessen's current share price. We believe that this is a full and fair price that fairly reflects the benefits to be obtained from a combination of our businesses and presents a unique and compelling opportunity for the shareholders of Wesley Jessen. We have discussed this proposal with our Board of Directors and have their enthusiastic support.

        Given Bausch & Lomb's strong financial condition, the proposed transaction would not be subject to any financing contingencies. In addition, we are highly confident that a Bausch & Lomb/ Wesley Jessen transaction would be pro-competitive because the combined company could offer a broader line of products on a cost-effective basis and would therefore be a stronger competitor in a highly competitive global market. As a result, we strongly believe that our transaction can be completed and the $34 per share in cash delivered to your shareholders on at least as timely a basis as an Ocular Sciences deal.

        We are convinced that the combination of our companies would provide the best possible transaction for you with the most attractive premium for your shareholders. It is our strong preference to negotiate a transaction that has the support of your Board of Directors. Given the clear superiority of our offer to the proposed Ocular Sciences transaction, we would like to meet with you and your advisors as soon as possible to finalize a definitive agreement between our companies.

    We are committed to bringing a mutually beneficial Bausch & Lomb/Wesley Jessen combination to a successful conclusion and would be willing to discuss any aspect of our proposal with you.

                                          Sincerely,

                                          William M. Carpenter

    On Monday, March 27, 2000, the last day on which nominees for election to the Wesley Jessen board in 2000 could be put forward in accordance with Wesley Jessen's bylaws, Bausch & Lomb delivered a notice to Wesley Jessen of its intent to nominate three independent directors, William Balderston III, Joseph P. Clayton and Charles I. Plosser, for election to the three positions on the Wesley Jessen board to be filled at the Wesley Jessen 2000 Annual Meeting of Stockholders. On the same date, Cede & Co., the record holder of 100 shares beneficially owned by Bausch & Lomb, at the request of Bausch & Lomb, delivered a similar notice to Wesley Jessen.

    Also on Monday, March 27, 2000, Mr. Ryan called Mr. Carpenter. They did not discuss the substance of Bausch & Lomb's March 23, 2000 proposal but Mr. Ryan informed Mr. Carpenter that he might phone Mr. Carpenter again on Wednesday, March 29, 2000.

    On Wednesday, March 29, 2000, not having heard from Mr. Ryan, Mr. Carpenter sent the following letter to Wesley Jessen.

    March 29, 2000

    Board of Directors
    Wesley Jessen VisionCare, Inc.
    c/o Mr. Kevin Ryan
    333 East Howard Avenue
    Des Plaines, IL 60018-5903

    Mr. Kevin J. Ryan
    Chairman, President and Chief Executive Officer
    Wesley Jessen VisionCare, Inc.
    333 East Howard Avenue
    Des Plaines, IL 60018-5903

    Dear Kevin:

        I'm disappointed that I haven't heard from you today, as our conversation on Monday had led me to expect that I would. I tried to contact you by phone this afternoon, but was told again that you were unavailable.

        I would like to reiterate our sincere interest in entering into meaningful discussions. We are prepared to meet with you at any time. It is difficult to understand your continued silence. If we do not hear from you by 10:00 a.m. (EST) on Friday, March 31, 2000 that you are prepared immediately to begin meaningful discussions with us, you will have left us no choice but to take our offer directly to your shareholders through a tender offer.

    Regards,

    Bill

    On Thursday, March 30, 2000, Wesley Jessen filed the OS Merger Agreement and OS Stock Option with the SEC. These filings showed that Wesley Jessen, as part of the no-premium Ocular Sciences merger, had agreed (a) to grant the OS Stock Option, designed to impair the ability to obtain a pooling transaction with any party other than Ocular Sciences, at any price, and (b) to pay Ocular Sciences up to $25 million in cash in order to allow Wesley Jessen to exercise its fiduciary obligations to permit stockholders to participate in a superior transaction. Bausch & Lomb considered these provisions to be an irresponsible waste of Wesley Jessen stockholder value.

    On the evening of Thursday, March 30, 2000, Wesley Jessen announced that the Wesley Jessen board had rejected Bausch & Lomb's proposal and was committed to its no-premium merger with Ocular Sciences. Bausch & Lomb then determined to take its superior proposal directly to Wesley Jessen shareholders through a tender offer and issued a press release as follows:

                     BAUSCH & LOMB TO COMMENCE TENDER OFFER
                   TO ACQUIRE WESLEY JESSEN FOR $34 PER SHARE

    For Release Friday, March 31, 2000

        Rochester, N.Y.--Bausch & Lomb (NYSE: BOL) will commence a tender offer on Monday, April 3, 2000 for all of the outstanding shares of Wesley Jessen VisionCare, Inc. (Nasdaq: WJCO) at a price of $34 per share in cash. This price represents a premium of 37 percent over Wesley Jessen's closing price on March 22, 2000, the day before Bausch & Lomb announced its acquisition proposal. Following the completion of the tender offer, Bausch & Lomb intends to acquire any shares not purchased in the offer for the same cash price paid in the tender offer. The tender offer will not be subject to any financing contingencies.

        William M. Carpenter, chairman and chief executive officer of Bausch & Lomb, said, "We are surprised that Wesley Jessen has rejected our premium offer, and has not talked to us. Our premium offer is full, fair and superior to the no-premium Ocular Sciences merger. Wesley Jessen's public statements reflect completely unrealistic expectations and a continued unwillingness to deal with us directly. While it remains our preference to negotiate a mutally acceptable transaction in which Wesley Jessen management would become a part of our team, Bausch & Lomb remains committed to pursuing this transaction given the compelling strategic and financial benefits it presents. That is why we are prepared to take our offer directly to the Wesley Jessen shareholders - the owners of company, who stand to benefit signficantly from our proposal."

    On Monday, April 3, 2000, Bausch & Lomb commenced the Offer.

    On April 3, 2000, Bausch & Lomb commenced litigation against Wesley Jessen, its board of directors and Ocular Sciences in the Court of Chancery of the State of Delaware, where both Wesley Jessen and Ocular Sciences are incorporated. Bausch & Lomb's complaint states that the Wesley Jessen/Ocular Sciences merger was entered into in breach of the Wesley Jessen board's fiduciary duties to act on a fully informed basis and to advance the best interests of Wesley Jessen shareholders. The complaint seeks injunctive relief against the OS merger agreement, seeks to require the Wesley Jessen board to redeem the preferred share purchase rights to permit shareholders to accept the Offer and requests a declaration that any break-up fee Ocular Sciences receives it holds as a constructive trustee.

11. PURPOSE OF THE OFFER; STATUTORY REQUIREMENTS; APPROVAL OF THE MERGER; APPRAISAL RIGHTS; PLANS FOR WESLEY JESSEN.

    PURPOSE. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Wesley Jessen. The Offer, as the first step in the acquisition of Wesley Jessen, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Wesley Jessen not purchased pursuant to the Offer or otherwise.

    STATUTORY REQUIREMENTS. Under Delaware law, a merger of a Delaware corporation may be effected if, among other things, the board of directors of the Delaware corporation adopts a resolution approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the stockholders of such Delaware corporation approve the merger by affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. The Shares entitle the holders thereof to voting rights. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of a majority of the outstanding Shares, the Purchaser could, and intends to, approve the Merger, subject to any required approval of the Merger by Wesley Jessen's board and submission of the matter to a stockholder vote.

    In addition, under Delaware law, if a corporation (the "parent corporation") owns at least 90% of each class of stock of another corporation (the "subsidiary corporation"), the parent corporation, through a resolution of the board of directors of the parent corporation and a filing with the Delaware Secretary of State, may effect a merger of the subsidiary corporation with the parent corporation (also known as a "short-form merger") without the action of the other stockholders of the subsidiary corporation. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires at least 90% of the Shares, the Purchaser could, and intends to, effect the Merger as a short-form merger without prior notice to, or any action by, any other Wesley Jessen stockholder.

    APPROVAL OF THE MERGER. Under Delaware law (as described above), a merger other than a short-form merger can only be effected with the approval of the board of directors of each of the merging corporations. Bausch & Lomb has requested that the Wesley Jessen board enter into discussions immediately to enter into definitive agreements for a business combination, approve the Offer and the Merger and take such actions as are necessary or appropriate to effectuate the completion of the Offer and the Merger and believes that the Wesley Jessen board is obligated by its fiduciary duties to do so.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, Wesley Jessen stockholders whose Shares are not purchased in the Offer will have certain rights under
Section 262 of the Delaware law to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per the applicable Share pursuant to the Offer or the consideration per the applicable Share to be paid in the Merger.

    In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. Although the remedies of rescission or other damages are possible in an action challenging a merger as a breach of fiduciary duty, decisions of the Delaware courts have indicated that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is a damages remedy based on essentially the same principles as an appraisal.

    THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY WESLEY JESSEN STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS.

    THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE LAW.

    PLANS FOR WESLEY JESSEN. In connection with the Offer, Bausch & Lomb and the Purchaser have reviewed and will continue to review various possible business strategies that they might consider in the event that the Purchaser acquires control of Wesley Jessen, whether pursuant to the Offer, the Merger or otherwise. Such changes could include, among other things, changes in Wesley Jessen's business corporate structure, capitalization and management.

12. SOURCE AND AMOUNT OF FUNDS.

    The Purchaser estimates that the total amount of funds required to purchase all Shares (assuming the exercise of all outstanding employee and director stock options) pursuant to the Offer will be approximately $692 million on a gross basis and approximately $667 on a net basis (taking into account proceeds receivable from the exercise of such options). Bausch & Lomb will ensure that the Purchaser has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger.

    Bausch & Lomb has possession of, or has available to it, sufficient funds to close the Offer and the Merger, and will cause the Purchaser to have sufficient funds available to close the Offer and the Merger. Bausch & Lomb intends to obtain the necessary funds from available cash and working capital as well as through the issuance of long- or short-term debt securities (including, without limitation, commercial paper and/or medium-term notes) or through borrowings under Bausch & Lomb's existing bank facilities with various commercial banks. Such financings would be on customary terms for borrowers of such type. In the event that such financings were unavailable, Bausch & Lomb will arrange alternate financing.

13. DIVIDENDS AND DISTRIBUTIONS.

    If, on or after April 3, 2000, Wesley Jessen should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or
(c) issue or sell additional Shares (other than the issuance of Shares under Wesley Jessen employee and director stock options outstanding prior to April 3, 2000, in accordance with the terms of those stock options as publicly disclosed prior to April 3, 2000), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or Wesley Jessen stock options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 14, the Purchaser, in its sole discretion, may make those adjustments as it deems appropriate in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased, to reflect that action.

    If, on or after April 3, 2000, Wesley Jessen should declare or pay any cash dividend on the Shares or make any other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on Wesley Jessen's stock transfer records, then, subject to the provisions of Section 14, (a) the purchase price pursuant to the Offer may, in the sole discretion of the Purchaser, be reduced by the amount of that cash dividend or cash distribution and (b) the whole of that noncash dividend, distribution or issuance to be received by the tendering Wesley Jessen stockholders will (1) be received and held by the tendering Wesley Jessen stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering Wesley Jessen stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (2) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of that exercise will promptly be remitted to the Purchaser. Pending that remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire purchase price pursuant to the Offer or deduct from the purchase price pursuant to the Offer the amount or value thereof, as determined by the Purchaser, in its sole discretion.

14. CONDITIONS OF THE OFFER.

    Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares and may terminate or amend the Offer, if:

    (a) there have not been validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares that represent at least a majority of the total number of outstanding Shares on a fully diluted basis (including the exercise of all outstanding options) as of the date those Shares are accepted for payment pursuant to the Offer,

    (b) the rights have not been redeemed by the Wesley Jessen board, or the Purchaser and Bausch & Lomb are not satisfied, in their sole discretion, that the rights are inapplicable to the Offer and any subsequent business transaction involving Bausch & Lomb and Wesley Jessen, including the Merger,

    (c) the Purchaser and Bausch & Lomb will not be satisfied, in their sole discretion, that the provisions of Section 203 of the Delaware law are inapplicable to the acquisition of Shares pursuant to the Offer and any subsequent business transaction involving Bausch & Lomb, the Purchaser and Wesley Jessen, including the Merger,

    (d) the OS Merger Agreement and any related agreements, including the OS Stock Option, will not have been terminated without any fee or other obligation paid or owing other than any fees required to be paid in accordance with the terms of those agreements as filed with the SEC prior to April 3, 2000,

    (e) any applicable waiting period under the HSR Act or under any applicable foreign statutes or regulations will not have expired or been terminated (or, to the extent required, governmental approvals obtained) prior to the Expiration Date, or

    (f) at any time on or after April 3, 2000 and prior to the time of acceptance for payment or payment for any Shares, any of the following events (each, an "Event") will occur:

        (1) there will be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger, that, in the reasonable judgment of Bausch & Lomb, would be expected to, directly or indirectly:

       - make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger or seek to obtain material damages or make materially more costly the making of the Offer,

       - prohibit or materially limit the ownership or operation by Bausch & Lomb or the Purchaser of all or any material portion of the business or assets of Wesley Jessen or any of its subsidiaries taken as a whole or compel Bausch & Lomb or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Bausch & Lomb or the Purchaser or Wesley Jessen or any of its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of Bausch & Lomb or Wesley Jessen to conduct its business or own such assets,

       - impose material limitations on the ability of Bausch & Lomb or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or Bausch & Lomb on all matters properly presented to the stockholders of Bausch & Lomb,

       - require divestiture by Bausch & Lomb or the Purchaser of any Shares, or

       - result in a material adverse effect on Bausch & Lomb or Wesley Jessen;
         or

        (2) there will be instituted or pending any action or proceeding by any governmental entity seeking, or that would reasonably be expected to result in, any of the consequences referred to in the clauses of paragraph (1) above or by any third party for which there is a reasonable likelihood of resulting in any of the consequences referred to in the clauses of paragraph (1) above; or

        (3) any change will have occurred (or any development will have occurred involving prospective changes) in the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of Wesley Jessen or any of its subsidiaries that has, or could reasonably be expected to have, in the sole discretion of Bausch & Lomb or Purchaser, a material adverse effect on Wesley Jessen or, assuming consummation of the Offer or the Merger, Bausch & Lomb; or

        (4) there will have occurred, and continued to exist,

       - any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the over-the-counter stock market, as reported by The NASDAQ Stock Market,

       - any decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the close of business on the last trading day immediately preceding April 3, 2000 through the applicable Expiration Date,

       - a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or

       - a commencement of a war, armed hostilities or other national or international crisis involving the United States or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions; or

        (5) except as and to the extent publicly disclosed in a report filed by Wesley Jessen with the SEC prior to April 3, 2000, Wesley Jessen or any of its subsidiaries shall have, directly or indirectly,

       - split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization,

       - acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, other than a redemption of the rights in accordance with the terms of the rights agreement as publicly disclosed to be in effect prior to April 3, 2000,

       - issued, distributed or sold, or authorized, proposed or announced the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under Wesley Jessen employee and director stock options outstanding prior to April 3, 2000, in accordance with the terms of such stock options as publicly disclosed prior to April 3,
         2000), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any of the foregoing,

       - declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of Wesley Jessen capital stock (other than a distribution of the rights certificates or a redemption of the rights in accordance with the rights agreement as publicly disclosed to be in effect prior to April 3, 2000),

       - altered or proposed to alter any material term of any outstanding security (including the rights) (other than to amend the rights agreement to make the rights inapplicable to the Offer and any subsequent business transaction involving Bausch & Lomb, Purchaser and Wesley Jessen, including the Merger and other than a delay or deferral of the Distribution Date),

       - issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred, or authorized or proposed the incurrence of, any debt other than in the ordinary course of business or any debt containing burdensome covenants,

       - authorized, recommended, proposed, entered into or announced its intention to enter into an agreement with respect to, or to cause, any merger (other than the Merger), consolidation, liquidation, dissolution, business combination, acquisition of assets or securities, disposition of assets, release or relinquishment of any material contractual or other right of Wesley Jessen or any of its subsidiaries or any comparable event not in the ordinary course of business,

       - authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in the sole judgment of Bausch & Lomb or Purchaser, could adversely affect either the value of Wesley Jessen or any of its subsidiaries or the value of the Shares to the Purchaser, Bausch & Lomb or any other affiliate of Bausch & Lomb,

       - amended or proposed, adopted or authorized any amendment to the Restated Certificate of Incorporation or By-laws of Wesley Jessen or any of its subsidiaries or the rights agreement (other than any amendment which provides that the rights are inapplicable to the Offer and any subsequent business transaction involving Bausch & Lomb, Purchaser and Wesley Jessen, including the Merger, and other than a delay or deferral of the Distribution Date),

       - entered into any employment, severance or similar agreement, arrangement or plan with or for the benefit of any of its employees or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to the employees as a result of or in connection with the transactions contemplated by the Offer, the Merger or any other business combination, or

       - except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of Wesley Jessen or any of its subsidiaries; or

        (6) the Purchaser shall become aware

       - that any material contractual right of Wesley Jessen or any of its subsidiaries shall be impaired or otherwise adversely affected or that any material amount of indebtedness of Wesley Jessen or any of its subsidiaries shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in any case, with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by the Purchaser, Wesley Jessen or any other affiliate of Wesley Jessen of the Merger or any other business combination involving Wesley Jessen and Bausch & Lomb,

       - of any covenant, term or condition in any of the instruments or agreements of Wesley Jessen or any of its subsidiaries that, in the sole judgment of the Purchaser, is or may be (whether considered alone or in the aggregate with other such covenants, terms or conditions) materially adverse to either the value of Wesley Jessen or any of its subsidiaries or the value of the Shares to the Purchaser, Bausch & Lomb or any other affiliate of Bausch & Lomb or the consummation by the Purchaser, Bausch & Lomb or any other affiliate of Bausch & Lomb of the Offer or the Merger or any other business combination involving Wesley Jessen and Bausch & Lomb (including, without limitation, any event of default that may occur as a result of or in connection with the Offer or the Merger or any other business combination involving Wesley Jessen and Bausch & Lomb or any non-competition, exclusivity, co-promotion or marketing or other arrangement), or

       - that any report, document, instrument, financial statement or schedule filed with the SEC contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

        (7) a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including Wesley Jessen or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that

       - any person, entity (including Wesley Jessen or any of its subsidiaries) or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of Wesley Jessen (including the Shares) or any of its subsidiaries, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Wesley Jessen (including the Shares) or any of its subsidiaries, other than (A) acquisitions of Shares for BONA FIDE arbitrage purposes only or (B) as disclosed in a Schedule 13G filed with the SEC with respect to Wesley Jessen prior to April 3, 2000,

       - any such person, entity or group that, prior to April 3, 2000, had filed such a Schedule 13G with respect to Wesley Jessen with the SEC, shall have acquired or proposed to acquire (other than acquisitions of Shares for BONA FIDE arbitrage purposes only), through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of additional shares of any class or series of capital stock of Wesley Jessen (including the Shares) or any of its subsidiaries constituting 2% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of shares of any class or series of capital stock of Wesley Jessen (including the Shares) or any of its subsidiaries constituting 2% or more of any such class or series,

       - any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving Wesley Jessen or any of its subsidiaries, or

       - any person shall have filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable filing threshold set forth therein) or made a public announcement reflecting an intent to acquire Wesley Jessen or any assets or subsidiaries of Wesley Jessen (other than a filing by Ocular Sciences in respect of the OS Merger Agreement); or

        (8) any approval, permit, authorization, favorable review or consent of any governmental entity (including those described or referred to in Section 15) shall not have been obtained on terms satisfactory to Purchaser and Bausch & Lomb in their sole discretion which, in the sole judgment of the Purchaser and Bausch & Lomb, in any such case and regardless of the circumstances (including any action or inaction by the Purchaser, Bausch & Lomb or any other affiliate of Bausch & Lomb) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of Bausch & Lomb and the Purchaser and may be asserted by Bausch & Lomb or the Purchaser regardless of the circumstances (including any action or inaction by Bausch & Lomb or the Purchaser) giving rise to any such conditions and may be waived by Bausch & Lomb or the Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the sole discretion of Bausch & Lomb and the Purchaser. The failure by Bausch & Lomb or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

15. LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

    Except as set forth in this Offer to Purchase, based on our review of publicly available filings by Wesley Jessen with the SEC and other information regarding Wesley Jessen, we are not aware of any licenses or regulatory permits that appear to be material to the business of Wesley Jessen and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of Shares in the Offer. In addition, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we expect to seek such approval or action, except as described under "State Takeover Laws." Should any such approval or other action be required, we cannot be certain that we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to Wesley Jessen's or its subsidiaries' businesses, or that certain parts of Wesley Jessen's, Bausch & Lomb's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Shares in the Offer. See Introduction and Section 14 for a description of the conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states (including Delaware, where Wesley Jessen is incorporated) have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer or the Merger, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in EDGAR v. MITE CORP., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS CORP. v. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP. v. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. v. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in GRAND METROPOLITAN PLC v. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. SEE SECTION 14.

    ANTITRUST. Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission, certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. These requirements apply to our acquisition of Shares in the Offer and the Merger.

    Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the Federal Trade Commission and the Antitrust Division, unless the waiting period is earlier terminated by the Federal Trade Commission and the Antitrust Division. We expect to file a Premerger Notification and Report Form under the HSR Act with the Federal Trade Commission and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger. The waiting period will expire fifteen days after that filing unless earlier terminated by the Federal Trade Commission or the Antitrust Division or we receive a request for additional information or documentary material prior to that time. If a request for additional information is issued, the waiting period would then expire ten days after Bausch & Lomb substantially complies with the request. After that time, the waiting period could be extended only by court order or with our consent. The Federal Trade Commission or the Antitrust Division may terminate the additional 10-calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although Wesley Jessen will be required to file certain information and documentary material with the Federal Trade Commission and the Antitrust Division in connection with the Offer, neither Wesley Jessen's failure to make those filings nor a request made to Wesley Jessen from the Federal Trade Commission or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

    The Federal Trade Commission and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares in the Offer and the Merger. At any time before or after our purchase of Shares, the Federal Trade Commission or the Antitrust Division could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Bausch & Lomb, the Purchaser, Wesley Jessen or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. SEE SECTION 14.

    Based upon an examination of publicly available information relating to the businesses in which Wesley Jessen is engaged, we believe that the acquisition of Shares in the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, we cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. SEE SECTION 14.

    FOREIGN APPROVALS. According to publicly available information, Wesley Jessen owns property and conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares in the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on Wesley Jessen's operations conducted in those countries and jurisdictions as a result of the acquisition of the Shares in the Offer or the Merger. If such approvals or consents are found to be required, we intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, we cannot be certain that such approvals or consents will be granted and, if such approvals or consents are received, we cannot be certain as to the date of those approvals or consents. In addition, we cannot be certain that we will be able to cause Wesley Jessen or its subsidiaries to satisfy or comply with those laws or that compliance or noncompliance will not have adverse consequences for Wesley Jessen or any subsidiary of Wesley Jessen after purchase of the Shares pursuant to the Offer or the Merger.

16. FEES AND EXPENSES.

    Warburg Dillon Read LLC is acting as the Dealer Manager in connection with the Offer and has provided certain financial advisory services to Bausch & Lomb in connection with the Offer and the

Merger. We will pay the Dealer Manager's reasonable and customary compensation for such services, plus reimbursement for reasonable out-of-pocket expenses. We have agreed to indemnify the Dealer Manager against certain liabilities in connection with its services as the Dealer Manager and financial advisor, including certain liabilities under the U.S. federal securities laws. At any time, the Dealer Manager may trade the Shares for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the Shares.

    We have retained MacKenzie Partners, Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

    In addition, we have retained Wilmington Trust Company as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

    Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

    We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

    We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in Section 8 with respect to information concerning Wesley Jessen, except that copies will not be available at the regional offices of the SEC.

    WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED IN THIS OFFER OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED.

    Neither the delivery of the Offer nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Bausch & Lomb, the Purchaser, Wesley Jessen or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer.

                                          DYLAN ACQUISITION INC.

April 3, 2000

                                   SCHEDULE I
               DIRECTORS AND EXECUTIVE OFFICERS OF BAUSCH & LOMB

    DIRECTORS AND EXECUTIVE OFFICERS OF BAUSCH & LOMB. The following table sets forth the name and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Bausch & Lomb. The business address of each such person is c/o Bausch & Lomb, One Bausch & Lomb Place, Rochester, New York 14604-2701, and each such person is a citizen of the United States of America.

                           DIRECTORS OF BAUSCH & LOMB

NAME                  PRINCIPAL OCCUPATION AND FIVE-YEAR EMPLOYMENT HISTORY
----                  -----------------------------------------------------
Franklin E. Agnew     Director of The Prudential Insurance Company of America and
                      business consultant to private industry. Trustee in
                      reorganization of Sharon Steel Corporation, 1989 to 1990.

William M. Carpenter  Chairman of Bausch & Lomb since January 1999; Chief
                      Executive Officer of Bausch & Lomb since 1997. Joined Bausch
                      & Lomb in March 1995 as Executive Vice President and Global
                      Business Manager, Eyewear, and was named President and Chief
                      Operating Officer in December 1995. Former President and
                      Chief Executive Officer of Reckitt & Colman, Inc., the U.S.
                      subsidiary of Reckitt & Colman, plc.

Ruth R. McMullin      Chairperson of trustees of Eagle-Picher Personal Injury
                      Settlement Trust. Member of the faculty of the Yale School of Management as a Management Fellow, 1994 to 1995.
                      President and Chief Executive Officer of the Harvard
                      Business School Publishing Corporation, 1992 to 1994.

Linda Johnson Rice    President and Chief Operating Officer of Johnson Publishing
                      Company since 1987. In such capacity, oversees the editorial content of EBONY and JET magazines, in addition to
                      management of Johnson Publishing. President of Fashion Fair
                      Cosmetics, a division of Johnson Publishing. Director of
                      Kimberly-Clark Corporation, The Quaker Oats Company and VIAD
                      Corp.

Domenico De Sole      President and Chief Executive Officer of Gucci Group N.V., a
                      multi-brand luxury goods company, since 1995.

Kenneth L. Wolfe      Chairman and Chief Executive Officer of Hershey Foods
                      Corporation, a food products manufacturing firm, since 1994.
                      Director of the Hershey Trust Company and Carpenter
                      Technology Corporation.

Jonathan S. Linen     Vice Chairman and member of the Office of the Chief
                      Executive of American Express Company, a diversified
                      worldwide travel and financial services company, since 1993.
                      Chairman of the board of trustees of the National Urban
                      League and member of the board of governors of the American
                      Red Cross. Former President and Chief Executive Officer of
                      Shearson Lehman Brothers. Former President and Chief
                      Operating Officer of American Express Travel Related
                      Services Company, Inc.

NAME                  PRINCIPAL OCCUPATION AND FIVE-YEAR EMPLOYMENT HISTORY
----                  -----------------------------------------------------
John R. Purcell       Chairman and Chief Executive Officer of Grenadier Associates
                      Ltd., a venture banking firm, since 1989. Director of
                      Omnicom Group, Inc., eLoyalty Corporation and Journal
                      Register Company. Former Chairman of Donnelley Marketing,
                      Inc., a data-based direct marketing company, from 1991 to
                      1997.

Alvin W.              Director of the Oak Ridge National Laboratory, a
  Trivelpiece,        multi-program science and energy research laboratory managed
Ph.D.                 by Lockheed Martin Energy Research Corporation for the U.S.
                      Department of Energy, since 1989. President of Lockheed
                      Martin Energy Research since 1996. Member of the National
                      Academy of Engineering.

William H. Waltrip    Chairman of the Board of Technology Solutions Company, a
                      systems integration company, since 1993, and former Chief
                      Executive Officer of Technology Solutions. Director of
                      Teachers Insurance and Annuity Association and Thomas &
                      Betts Corporation. Former Chairman and Chief Executive
                      Officer of Bausch & Lomb. Former Chairman and Chief
                      Executive Officer of Biggers Brothers, Inc., a food service distribution company, from 1991 to 1993.

                      EXECUTIVE OFFICERS OF BAUSCH & LOMB

                                                      DATE BECAME
        NAME                 PRESENT TITLE         EXECUTIVE OFFICER           EMPLOYMENT HISTORY
---------------------  -------------------------   -----------------   ----------------------------------
William M. Carpenter   Chairman and Chief                3/95          Chairman and Chief Executive
                       Executive Officer                               Officer since January 1999; Chief
                                                                       Executive Officer (1997 to 1998);
                                                                       President and Chief Operating
                                                                       Officer (1995 to 1996); Executive
                                                                       Vice President, Global Business
                                                                       Manager, Eyewear (1995); President
                                                                       and Chief Executive Officer,
                                                                       Reckitt & Colman (1993 to 1995).

Carl E. Sassano        President and Chief               1/94          President and Chief Operating
                       Operating Officer                               Officer since January 1999;
                                                                       Executive Vice President and
                                                                       President--Vision Care (1997 to
                                                                       1998); Senior Vice President and
                                                                       Global Business Manager, Vision
                                                                       Care (1996); Senior Vice President
                                                                       and President, Contact Lens
                                                                       Division (1994 to 1996).

Dwain L. Hahs          Senior Vice President,            4/97          Senior Vice President and
                       Global Vision Care                              President, Global Vision Care
                                                                       since November 1999; Special
                                                                       Assistant to the President
                                                                       (October 1999 to November 1999);
                                                                       President, Ray Ban Sun Optics,
                                                                       Luxottica Group SpA (June 1999 to
                                                                       September 1999); Executive Vice
                                                                       President and President--Eyewear
                                                                       (April 1997 to June 1999); Senior
                                                                       Vice President, International
                                                                       Operations (1996 to 1997); Vice
                                                                       President and President Europe,
                                                                       Middle East and Africa Division
                                                                       (1994 to 1996).

Daryl M. Dickson       Senior Vice President,           11/96          Senior Vice President, Human
                       Human Resources                                 Resources since November 1996;
                                                                       Vice President Human Resources
                                                                       (Foods Group), Quaker Oats Company
                                                                       (1993 to 1996).

                                                      DATE BECAME
        NAME                 PRESENT TITLE         EXECUTIVE OFFICER           EMPLOYMENT HISTORY
---------------------  -------------------------   -----------------   ----------------------------------
Hakan S. Edstrom       Senior Vice President and        11/99          Senior Vice President and
                       President, Global                               President, Global Surgical since
                       Surgical                                        November 1999; Senior Vice
                                                                       President and President
                                                                       Surgical/Pharmaceutical (January
                                                                       1999 to October 1999); Vice
                                                                       President and President, Bausch &
                                                                       Lomb Surgical (December 1997 to
                                                                       December 1998); President and
                                                                       Chief Financial Officer,
                                                                       ChironVision (1997); President
                                                                       Hoefer Pharmacia Biotech, Inc.
                                                                       (1997); Senior Vice President,
                                                                       Corporate Ophthalmic Business
                                                                       Development, Pharmacia & Upjohn,
                                                                       Inc. (1996 to 1997); President and
                                                                       Chief Executive Officer, Pharmacia
                                                                       Opthalmics Inc. (1989 to 1996).

Stephen C. McCluski    Senior Vice President,            1/94          Senior Vice President and Chief
                       Chief Financial Officer                         Financial Officer since 1995; Vice
                                                                       President and Controller (1994).

Thomas M. Riedhammer,  Senior Vice President,            1/94          Senior Vice President, Chief
  Ph.D.                Chief Technical Officer                         Technical Officer and President,
                       and President, Global                           Global Pharmaceuticals since
                       Pharmaceuticals                                 November 1999; Senior Vice
                                                                       President and Chief Technical
                                                                       Officer (January 1999 to October
                                                                       1999); Senior Vice President and
                                                                       President, Worldwide
                                                                       Pharmaceuticals (1998); Senior
                                                                       Vice President and President,
                                                                       Worldwide Pharmaceuticals,
                                                                       Surgical, and Hearing Care
                                                                       Products (1994 to 1998); Vice
                                                                       President (1993 to 1994);
                                                                       President, Worldwide
                                                                       Pharmaceuticals (1994).

Robert B. Stiles       Senior Vice President and         6/97          Senior Vice President and General
                       General Counsel                                 Counsel since June 1997; Staff
                                                                       Vice President and Assistant
                                                                       General Counsel (1994 to 1997);
                                                                       Assistant General Counsel (1991 to
                                                                       1994).

Jurij Z. Kushner       Vice President,                  12/97          Vice President, Controller since
                       Controller                                      1995; Vice President, Operations,
                                                                       Personal Products Division (1994
                                                                       to 1995); Vice President and
                                                                       Controller, Personal Products
                                                                       Division (1992 to 1994).

    DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. The business address of each such person is c/o Bausch & Lomb, at One Bausch & Lomb Place, Rochester, New York 14604-2701, and each such person is a citizen of the United States of America.

                                                                   PRINCIPAL OCCUPATION AND
                                             NAME                FIVE-YEAR EMPLOYMENT HISTORY
                                 ----------------------------   -------------------------------
1. DIRECTORS OF PURCHASER        William M. Carpenter           Chairman and Chief Executive
                                 Chairman of the Board and      Officer of Bausch & Lomb since
                                 Director                       January 1999; Chief Executive
                                                                Officer (1997 to 1998);
                                                                President and Chief Operating
                                                                Officer (1995 to 1996) of
                                                                Bausch & Lomb; Executive Vice
                                                                President, Global Business
                                                                Manager, Eyewear (1995);
                                                                President and Chief Executive
                                                                Officer, Reckitt & Colman (1993
                                                                to 1995).

                                 Stephen C. McCluski            Senior Vice President and Chief
                                 Director                       Financial Officer of Bausch &
                                                                Lomb since 1995; Vice President
                                                                and Controller of Bausch & Lomb
                                                                (1994).

                                 Carl E. Sassano                President and Chief Operating
                                 Director                       Officer of Bausch & Lomb since
                                                                January 1999; Executive Vice
                                                                President and President--Vision
                                                                Care (1997 to 1998); Senior
                                                                Vice President and Global
                                                                Business Manager, Vision Care
                                                                (1996); Senior Vice President
                                                                and President, Contact Lens
                                                                Division (1994 to 1996).

                                                                   PRINCIPAL OCCUPATION AND
                                             NAME                FIVE-YEAR EMPLOYMENT HISTORY
                                 ----------------------------   -------------------------------
2. EXECUTIVE OFFICERS OF THE     Carl E. Sassano                President and Chief Operating
  PURCHASER                      President                      Officer of Bausch & Lomb since
                                                                January 1999; Executive Vice
                                                                President and President--Vision
                                                                Care (1997 to 1998); Senior
                                                                Vice President and Global
                                                                Business Manager, Vision Care
                                                                (1996); Senior Vice President
                                                                and President, Contact Lens
                                                                Division (1994 to 1996).

                                 Stephen C. McCluski            Senior Vice President and Chief
                                 Vice President and Treasurer   Financial Officer of Bausch &
                                                                Lomb since 1995; Vice President
                                                                and Controller of Bausch & Lomb
                                                                (1994).

                                 Robert B. Stiles               Senior Vice President and
                                 Vice President and Secretary   General Counsel of Bausch &
                                                                Lomb since June 1997; Staff
                                                                Vice President and Assistant
                                                                General Counsel (1994 to 1997)
                                                                of Bausch & Lomb; Assistant
                                                                General Counsel (1991 to 1994)
                                                                of Bausch & Lomb.

    Facsimile copies of letters of transmittal, properly completed and duly executed, will be accepted. The appropriate letter of transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Wesley Jessen or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                            WILMINGTON TRUST COMPANY

           BY MAIL:                       BY FACSIMILE:             BY HAND/OVERNIGHT COURIER:
     Attn: Corporate Trust               (302) 651-1079              Wilmington Trust Company
          Operations                                                 1105 North Market Street
   Wilmington Trust Company        FOR CONFIRMATION TELEPHONE:         Wilmington, DE 19801
      Rodney Square North                (302) 651-8869                Attn: Corporate Trust
   1100 North Market Street                                                 Operations
   Wilmington, DE 19890-0001

    You may direct questions and requests for assistance to the Information Agent at its address and telephone number set forth below. You may obtain additional copies of this Offer to Purchase, the letter of transmittal and other tender offer materials from the Information Agent as set forth below and they will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                       [LOGO OF MACKENZIE PARTNERS, INC.]

                                156 Fifth Avenue
                               New York, NY 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                       [LOGO OF WARBURG DILLON READ LLC]

                                299 PARK AVENUE
                            NEW YORK, NEW YORK 10171
                          CALL COLLECT: (212) 821-6694